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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS (ERNST & YOUNG LLP)

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the IBM 2003 Employees Stock Purchase Plan of our report dated January 16, 2003, included in the Annual Report (Form 10-K) of International Business Machines Corporation for the year ended December 31, 2002, filed with the Securities and Exchange Commission, with respect to the statement of assets and liabilities and statement of revenues and expenses of the Business Consulting Services Reporting Unit of International Business Machines Corporation (not included therein).

/s/ ERNST & YOUNG LLP Ernst & Young LLP New York, New York April 29, 2003

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  EXHIBIT 23.2